CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 255 to the Registration Statement of The Advisors' Inner Circle Fund (Form N-1A, No. 033-42484) of our report dated February 27, 2015 on the financial statements and financial highlights of the Hamlin High Dividend Equity Fund (one of the series constituting The Advisors' Inner Circle Fund) included in the Fund's Annual Report to shareholders for the year ended December 31, 2014.


                                                           /s/ ERNST & YOUNG LLP


Philadelphia, Pennsylvania
April 24, 2015